                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K
                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):  December 4, 1998



                     IDS/JONES GROWTH PARTNERS 89-B, LTD.
                     ------------------------------------
            (Exact name of registrant as specified in its charter)



     Colorado                    0-17734                 84-1060546
     --------                    -------                -----------
(State of Organization)    (Commission File No.)       (IRS Employer
                                                     Identification No.)

P.O. Box 3309, Englewood, Colorado 80155-3309          (303) 792-3111
---------------------------------------------          --------------
(Address of principal executive office and Zip Code    (Registrant's
                                                        telephone no.
                                                     including area code)

Item 2. Disposition of Assets
        ---------------------

        IDS/Jones Growth Partners 89-B, Ltd., a Colorado limited partnership (the "Partnership"), IDS/Jones Growth Partners II, L.P., an affiliated
Colorado limited partnership ("Growth Partners II"), IDS Management
Corporation and Jones Intercable, Inc. ("Intercable") are general partners of IDS/Jones Joint Venture Partners, a Colorado general partnership (the "Venture"). Jones Cable Corporation, a wholly owned subsidiary of Intercable, is the managing general partner of the Partnership and Growth Partners II (the "Managing General Partner").

        On December 4, 1998, the Venture sold the cable television system serving communities in and around Aurora, Illinois (the "Aurora System") to TCI Illinois Holdings, L.P. ("TCI-IL") for a sales price of $108,500,000, subject to customary closing adjustments. The sale was approved by the owners of a majority of the interests of both the Partnership and Growth Partners II. IDS Cable Corporation (the "Supervising General Partner") also consented to the transaction. Following the sale of the Aurora System, the Venture repaid all of its indebtedness, including $47,000,000 borrowed under its credit facility, capital lease obligations totaling $124,673, related parties' notes totaling $1,600,000 and the subordinated advance of $1,406,647 to Intercable, paid accrued interest totaling $1,824,213, settled working capital adjustments and deposited $3,283,500 into an indemnity escrow account. The remaining net sale proceeds of approximately $51,374,610 will be distributed to the Venture's four partners: the Partnership, Growth Partners II, IDS Management Corporation and Intercable, in proportion to their ownership interests. The Partnership will receive $12,549,640 or 24.4 percent of the $51,374,610 distribution, which the Partnership will distribute to its partners of record as of December 4, 1998. This distribution will give the Partnership's limited partners an approximate return of $196 for each $250 limited partnership interest, or $784 for each $1,000 invested in the Partnership.

        The $3,283,500 of the sale proceeds placed in the indemnity escrow account will remain in escrow from December 4, 1998 until November 15, 1999 as security for the Venture's agreement to indemnify the buyer under the Asset Purchase Agreement dated July 10, 1998 between TCI Communications, Inc., as assigned to TCI-IL, and the Venture (the "Asset Purchase Agreement"). The Venture's primary exposure, if any, will relate to the representations and warranties made about the Aurora System in the Asset Purchase Agreement. Any amounts remaining from this indemnity escrow account and not claimed by the buyer at the end of the escrow period will be returned to and distributed to the Partnership, Growth Partners II, IDS Management Corporation and Intercable at that time. If the entire $3,283,500 escrow amount is distributed, the Partnership would receive approximately $801,174 or 24.4 percent. The Partnership would then distribute the $801,174 to its limited partners as of December 4, 1998, which would represent an approximate return of $13 for each $250 limited partnership interest, or $52 for each $1,000 invested in the Partnership. The Partnership will continue in existence at least until any amounts remaining from the indemnity escrow account have been distributed.
Since the Aurora System represents the only asset of the Partnership and the Venture, the Partnership and the Venture will be liquidated and dissolved upon the final distribution of any amount remaining from the indemnity escrow account, most likely in the fourth quarter of 1999. If any disputes with respect to the indemnification arise, the Partnership and the Venture would not be dissolved until such disputes were resolved, which could result in the Partnership and the Venture continuing in existence beyond 1999. There will be no permitted transfers of the Partnership's limited partnership interests after December 4, 1998.

Item 7.  Financial Statements and Exhibits
         ---------------------------------

         a.    Historical financial statements.
               Not applicable.

         b.    Pro forma financial statements.

               Pro forma financial information of the Partnership reflecting the disposition of the Aurora System is attached.

         c.    Exhibits.

               2.1 Asset Purchase Agreement dated as of July 10, 1998 between TCI Communications, Inc. and IDS/Jones Joint Venture Partners appears as
Exhibit 99.1 to the Preliminary Proxy Statement on Form 14A of IDS/Jones Growth Partners 89-B, Ltd. (Commission File No. 0-17734) filed with the Securities Exchange Commission on August 7, 1998, and is incorporated herein by this reference.

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

                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              IDS/JONES GROWTH PARTNERS 89-B, LTD.

                              By:   Jones Cable Corporation
                                    managing general partner


Dated: December 15, 1998            By:/s/ Elizabeth M. Steele
                                       -----------------------
                                       Elizabeth M. Steele
                                       Vice President and Secretary



(39618)

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                     IDS/JONES GROWTH PARTNERS 89-B, LTD.


          The only asset of IDS/Jones Growth Partners 89-B, Ltd. (the "Partnership") is its interest in IDS/Jones Joint Venture Partners (the "Venture"). As a result of the sale of the Aurora System, the only remaining asset of the Venture is $3,283,500, held in escrow until November 15, 1999, as security for the Venture's agreement to indemnify the buyer under the Asset Purchase Agreement. The Partnership will continue in existence at least until any amounts remaining from the indemnity escrow account have been distributed, at which time the Partnership will be liquidated. Accordingly, unaudited pro forma financial information is not presented.

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